Exhibit 4.28

STANDSTILL AGREEMENT

This Standstill Agreement (this "Agreement") is entered into as of August 20, 2020, by and among TOP Ships Inc. (the "Company"), a Marshall Islands corporation publicly listed on Nasdaq, Family Trading Inc., a Marshall Islands Company ("Family Trading") under the control of the Lax Trust ("Lax Trust") an irrevocable trust established for the benefit of certain family members of Evangelos Pistiolis ("Pistiolis"), the President, Chief Executive Officer and Director of the Company (together the Lax Trust and Family Trading is referred to as the "Series E Holders") and Pistiolis.  The Company, the Series E Holders and Pistiolis are each sometimes referred to in this Agreement as a "Party" and collectively as the "Parties."

RECITALS

WHEREAS, on March 29, 2019, the Company entered into a Stock Purchase Agreement with Family Trading for the sale of 27,129 newly issued Series E Perpetual Convertible Preferred Stock issued by TOPS (the "Series E Preferred Shares") at a price of $1,000 per share. The proceeds of the sale were used for the full and final settlement of all amounts due under the Amended and Restated Credit Facility dated September 26, 2017 between Family Trading and the Company;

WHEREAS, the Series E Holders currently hold 11,264 Series E Preferred Shares issued by the Company (the "Series E Preferred Shares") for the benefit of the Lax Trust.

NOW, THEREFORE, in consideration of the respective representations, warranties and agreements contained herein and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

STANDSTILL PROVISIONS

Each of the Parties hereto agrees that, for a period beginning on the date of this Agreement and ending on August 20, 2021 (the "Standstill Period"), no Party, nor any of its affiliates or representatives (on such party's behalf) will:

(a)         convert,  exchange or offer to convert, directly or indirectly, any Series E Preferred Shares into the underlying common shares of the Company, and will not sell, transfer or convey any Series E Preferred Shares, in each case except in the instance of a change of control in the Company, whereby a change of control means the occurrence of any of the following: (i) the direct or indirect sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions (including any merger or consolidation whether by operation of law or otherwise), of all or substantially all of the properties or assets of the Company and its subsidiaries taken as a whole or (ii) the consummation of any transaction (including any merger or consolidation whether by operation of law or otherwise), the result of which is that any one Person (or "group", within the meaning of the regulations promulgated by the Commission under Section 13(d) of the Securities Exchange Act of 1934, as amended) becomes the beneficial owner, directly or indirectly, of more than fifteen percent (15%) of the then outstanding common shares or other equity interests of any surviving entity of any such merger or consolidation;

(b)         directly or indirectly sell, convey, transfer or otherwise dispose of any shares of common stock of the Company beneficially owned as of the date hereof or acquired subsequent to the date hereof during the Standstill Period, except in the instance of a Change of Control of the Company as described above;

(c)         directly or indirectly enter into any discussions, negotiations, arrangements or understandings or agreements with any other person with respect to any of the foregoing activities or propose any of such activities to any other person;

(d)         advise, assist, encourage, act as a financing source for or otherwise invest in any other person in connection with any of the foregoing activities; or

(e)         disclose any intention, plan or arrangement inconsistent with any of the foregoing.

Each party agrees that, during the Standstill Period, neither it nor any of its affiliates or representatives will:  (i) request the other party or its representatives, directly or indirectly, to amend, waive or consent to any exception of any of the provisions of this Agreement; or (ii) take any action with respect to the other party which involves making a public announcement (other than as expressly permitted by this Agreement) or could reasonably be expected to require such other party to make a public announcement regarding such action or any of the activities referred to in clauses (a) through (e) of the preceding paragraph.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants that the statements in the following sections of this Article II are true and correct as of the date of this Agreement:

Section 2.1  Organization and Good Standing. The Company is duly organized, validly existing and in good standing under the laws of the Republic of the Marshall Islands and has all requisite corporate power and authority to own, lease, operate and hold its respective properties and assets and to conduct its respective business as is now conducted and as currently contemplated to be conducted, and is authorized to do business in all jurisdictions material to the conduct of its respective business.

Section 2.2  Authority and Enforceability. The Company has the full legal right and requisite corporate power and authority and has taken all action necessary in order to execute, deliver and perform fully its obligations under this Agreement and to consummate the transactions contemplated herein. This Agreement has been duly and validly authorized, executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defense.

Section 2.3  Consents and Approvals; No Violation.  Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated by this Agreement will (i) conflict with or result in any breach of any provision of the constitutional documents of the Company; (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any national, federal, regional, state, multi-state, municipal or other governmental authority of any nature, including any court, subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any regulatory or taxing authority (any such governmental authority or body, a "Governmental Body"), other than those that have been made or obtained; (iii) cause the Company to violate or contravene any provision of law, any rule or regulation of any Governmental Body, or any order, writ, judgment, injunction, decree, determination or award, binding upon or applicable to the Seller or the Company or their respective assets; or (iv) result in a default (or give rise to any right of amendment, termination, cancellation, consent, acceleration or loss of a material benefit)

under the terms, conditions or provisions of any loan or credit agreement, note, bond, mortgage, indenture, lease, sublease, license, obligation, commitment, purchase order or other agreement, commitment, instrument, permit, concession, or obligation, written or oral (each, a "Contract") to which the Company or any of its assets may be bound.

Section 2.4  No Material Adverse Change. During the Standstill Period: (i) there will not be any material adverse change in the financial position or results of operations of the Company and its subsidiaries, taken as a whole, nor any change or development that, singularly or in the aggregate, would involve a material adverse change or a prospective material adverse change, in or affecting the condition (financial or otherwise), valuation, results of operations, business, assets or prospects of the Company and its subsidiaries, taken as a whole (a "Material Adverse Change").

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SERIES E HOLDERS AND PISTIOLIS

The Series E Holders and Pistiolis represent and warrant to the Company that the statements in the following sections of this Article III are true and correct as of the date of this Agreement:

Section 3.1  Organization, Good Standing. The Series E Holders are each duly organized, validly existing and in good standing under the laws of the Republic of the Marshall Islands, and have all corporate power and authority to own, lease, operate and hold its properties and assets and to conduct its business as is now conducted and as currently contemplated to be conducted, and is authorized to do business in all jurisdictions material to the conduct of its business.

Section 3.2  Authority and Enforceability. The Series E Holders and Pistiolis each have the full legal right and the Series E Holders have the requisite corporate power and authority, and have taken all action necessary in order to execute, deliver and perform fully its or his obligations under this Agreement and to consummate the transactions contemplated herein. This Agreement has been duly and validly authorized, executed and delivered by the Series E Holders, and has been duly executed and delivered by Pistiolis, and constitutes the valid and binding obligation of the Series E Holders and Pistiolis, enforceable against it or him in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defense.

Section 3.3  Consents and Approvals; No Violation.  Neither the execution and delivery of this Agreement by the Series E Holders nor the consummation of the transactions contemplated by this Agreement will (i) conflict with or result in any breach of any provision of the Series E Holders' constitutional documents; (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Body, other than those that have been made or obtained; (iii) cause the Series E Holders to violate or contravene any provision of law, any rule or regulation of any Governmental Body, or any order, writ, judgment, injunction, decree, determination or award, binding upon or applicable to the Series E Holders or its assets; or (iv) result in a default (or give rise to any right of amendment, termination, cancellation, consent, acceleration or loss of a material benefit) under the terms, conditions or provisions of any Contract to which the Series E Holders or any of  their assets may be bound.

ARTICLE IV

MISCELLANEOUS

Section 4.1  Indemnification.  Each Party shall indemnify, defend and hold harmless the other Party, its managers, directors, officers, members, partners, shareholders, employees, attorneys, accountants, agents and representatives and their successors and assigns from and against all liabilities, losses, damages or expenses (including, without limitation, reasonable attorney's fees and disbursements) based upon or arising out of (i) any inaccuracy or breach of any representation or warranty of such indemnifying Party herein, and (ii) any breach of any covenant or agreement of such indemnifying Party herein.

Section 4.2  Survival. The representations, warranties, covenants and agreements of each of the Parties under this Agreement shall survive the date of this Agreement.  If any of the representations, warranties, covenants and agreements of any of the Parties under this Agreement are breached, such breach shall be considered an event of default (an "Event of Default").  Such Event of Default shall not release the Parties from performing their obligations under this Agreement.

Section 4.3  Assignment. This Agreement shall be binding on and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

Section 4.4  Notices. Any notice, request, instruction or other document to be given hereunder by any Party to the other shall be in writing and delivered by hand or by a courier service or shall be sent by facsimile or electronic mail to the address for such Party set forth below:

If to the Company or Pistiolis:	Top Ships Inc. 1 Vas. Sofias and Meg. Alexandrou Str 15124 Maroussi, Greece Attention: Alexandros Tsirikos Facsimile: +30210 8056441 Email: atsirikos@topships.org

If to the Series E Holders:	Dimosthenis Eleftheriadis 11 Kanari Street 106 71 Athens, Greece 011 (30) 210 364 0030 Email: [-]

With a copy (which shall not constitute notice) to:	Seward & Kissel LLP One Battery Park Plaza New York, New York 10004 Attention: Edward S Horton Email: horton@sewkis.com or to such other place and with such other copies as a Party may designate as to itself by written notice to each other Party. All such notices, requests, instructions or other documents shall be deemed to have been delivered (i) in the case of personal delivery or delivery by courier, on the date of such delivery, (ii) in the case of delivery by facsimile transmission or electronic mail, when receipt is acknowledged and (iii) in the case of mailing, on the third business day after the posting thereof.  Whenever any notice is required to be given by law or this Agreement, a written waiver thereof signed by the Party entitled to such notice, whether before or after the time stated at which such notice is required to be given, shall be deemed equivalent to the giving of such notice.

Section 4.5  Entire Agreement; Amendments and Waivers. This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. No supplement, modification, amendment or waiver of this Agreement shall be binding unless executed in writing by each Party to the Agreement. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 4.6  Further Assurances.  From and after the date of this Agreement, upon the request of a Party, the other Party will execute and deliver such instruments, documents or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

Section 4.7  Termination.  Upon an Event of Default, all the obligations of the Parties under this Agreement shall terminate upon written consent by all Parties.

Section 4.8  Choice of Law. This Agreement shall be construed and interpreted, and the rights of the Parties determined, in accordance with the laws of the State of New York, without regard to principles of conflicts of law.

Section 4.9  Jurisdiction. Each of the Parties (i) irrevocably submits to the co-exclusive jurisdiction of the United States District Court sitting in the Southern District of New York and the courts of the State of New York located in New York County for the purposes of any suit, action or proceeding arising out of or relating to this Agreement and (ii) waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. Each of the Parties consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such Party at the address set forth in Section 4.5 and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this Section 4.10 shall affect or limit any right to serve process in any other manner permitted by law.

Section 4.10  WAIVER OF JURY TRIAL. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN.

Section 4.11 No Third Party Beneficiary Rights. No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights or other rights of any kind in any client, customer, affiliate, stockholder, member, or partner of any Party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely between the Parties hereto.

Section 4.12  Counterparts. This Agreement may be executed in two or more counterparts, and all such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument. Facsimile or portable document format (PDF) signatures shall be treated as original signatures for all purposes hereunder.

(Signature Page Follows)

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

COMPANY:

TOP SHIPS INC.

By:
Name:
Title:

SERIES E HOLDERS:

FAMILY TRADING INC.

By:
Name:
Title:

LAX TRUST

By:
Name:
Title:

PISTIOLIS

By:
	Name:	Evangelos Pistiolis